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Exhibit 99.1

Samsonite Terminates Offer to Purchase and Consent Solicitation

        DENVER, Colorado, May 13, 2004—SAMSONITE CORPORATION (OTC Bulletin Board: SAMC.OB) today announced that, due to current market conditions, the Company has terminated its previously announced offer to purchase and consent solicitation with respect to its outstanding 10 3/4% senior subordinated notes due 2008. The Company said that all notes which had previously been tendered in the offer will be promptly returned to holders and that the proposed amendments to the indenture governing the notes will not be effected.

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        The Company is one of the world's largest manufacturers and distributors of luggage and markets luggage, casual bags, backpacks, business cases and travel-related products under brands such as SAMSONITE®, AMERICAN TOURISTER®, LARK®, HEDGREN® and SAMSONITE® black label.

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  Exhibit 99.1